Exhibit 3.1

DEAN HELLER

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Filed in the office of

Document Number

ROSS MILLER

20070036880-54

Ross Miller

Filing Date and Time

Secretary of State

01/19/2007 8:05 AM

State of Nevada

Entity Number

E0032992007-6

Articles of Incorporation

(PURSUANT TO NRS 78)

1.  Name of

     Corporation:

R-Three Technologies, Inc.

2.  Resident Agent

Incorp Services

     Name and Street

3125 N. Patrick Lane

Las Vegas

Nevada 89120-2441

     Address:

3.  Shares:

Number of shares

Par value

Number of shares

with par value:

500,000,000

per share

$0.0001

without par value: 0

4.  Names & Addresses

     Of the Board of

     Directors/Trustees:

Stan Kolaric

16775 Eumber Station Rd.

Caledon

Ontario L7E 3A5

5.  Purpose:      The purpose of this Corporation shall be: The purpose for which the corporation is organized are to engage primarily in any

6.  Name, Address

     And Signature of

     incorporator:

Billie Chudde                                X  /s/ Billy Chudde

300 Center Ave, Ste. 202

Bay City

MI

48708

7.   Certificate of

      Acceptance of

      Appointment of

      Resident Agent:        I hereby accept appointment as Resident Agent for the above named corporation

X

Article 3 continued…

1.

The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares with a par value of $0.0001 per share and having a total stated capital of $500,000.00.   Of the 500,000,000 shares, 400,000,000 shares are to be Class A common stock and 100,000,000 to be preferred shares.

The Board of Directors is authorized to issue the capital stock in one or more classes or one or more series of stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers , and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, shall be stated and expressed in the resolution or resolutions providing for the use issue of such stock adopted by the Board of Directors.

Article 5 continued…

5.

type of business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Nevada and by any other state or foreign country.  The corporation may conduct its business anywhere within the States of the United States or in any foreign country, without in any way limiting the foregoing powers.  It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.